Exhibit 10.1

Summary of Non-Employee Director Compensation Program
IHS Inc.

Approved July 6, 2006

Program Summary

Our non-employee directors receive compensation for their board service. Cash compensation is comprised of an annual cash retainer of $60,000 (which may be converted into deferred stock units or deferred under our directors stock plan, as described in our Annual Report on Form 10-K under “Equity Compensation Plans—IHS Inc. 2004 Directors Stock Plan”) and a fee of $1,500 per board or committee meeting attended, plus reimbursement for all reasonably incurred expenses related to the meeting. Additionally, certain directors may earn annual retainers as follows:  a $20,000 Audit Committee chair retainer; a $10,000 committee chair retainer for committees other than our Audit Committee; and a $5,000 Audit Committee member retainer.

In addition, on December 1 of each year of service, pro-rated for any partial year of service, each non-employee director (other than Michael Klein, who receives cash compensation in lieu of equity) will receive an equity award consisting of restricted stock units, whose underlying shares will have, on the date of grant, a fair market value equal to $100,000 (rounded to the nearest whole number of shares).  On each December 1, commencing with December 1, 2005, each non-employee director, who was not on the preceding December 1 a director, will receive a one-time award consisting of restricted stock units, whose underlying shares will have, on the date of grant, a fair market value (as defined in the plan) equal to $80,000 (rounded to the nearest whole number of shares).  All equity awards for non-employee directors will be issued pursuant to the IHS Inc. 2004 Directors Stock Plan. Each non-employee director is required to hold all equity awarded until that director no longer serves on our Board of Directors.

We provide liability insurance for each of our directors.

Summary of Revisions

	Existing Program	Revised Program
Non-Employee Director
Annual Retainer	$40,000	$60,000
Per Meeting Fee	$1,500	$1,500

Committee
Annual Retainer
Audit Committee Chairman	$20,000	$20,000
Chairman other than Audit	$5,000	$10,000
Audit Committee Member	$5,000	$5,000
Per Meeting Fee
Chairman	$1,500	$1,500
Member	$1,500	$1,500

Equity
One-Time	$80,000	$80,000
Annual (1)	$50,000	$100,000

(1)          The revised annual equity grant for Fiscal Year 2006, pro-rated for the remainder of the fiscal year, resulted in an additional $25,000 of common stock being awarded to each non-employee director on July 6, 2006 (in lieu of equity, $25,000 cash compensation was awarded to Mr. Klein).